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                                  Exhibit 21.1


Antigua Cement, Ltd.
Antigua Development and Construction, Ltd.
Antigua Heavy Constructors, Ltd.
Antigua Masonry Products, Ltd.
Bahamas Construction and Development, Ltd.
Bouwbedrijf Boven Winden, N.V.
Bouwbedrijf Boven Winden (Saba), N.V.
Caribbean Cement Carriers, Ltd.
Caribbean Masonry Products, Ltd.
Cramer Construction, N.V.
Devcon Caribbean Purchasing Corp.
M21 Industries, Inc.
Proar Construction Materials Company, N.V.
Puerto Rico Crushing Company, Inc.
Societe des Carriers de Grand Case, S.A.R.L.
V.I. Cement and Building Products, Inc.